UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	December 22, 2008

RIDGEWOOD ELECTRIC POWER TRUST IV
(Exact Name of Registrant as Specified in Charter)

Delaware	0-25430	22-3324608
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1314 King Street, Wilmington, DE	19801
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(302) 888-7444

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.  Completion of Acquisition or Disposition of Assets.

On December 22, 2008, Ridgewood Maine L.L.C. (“Ridgewood Maine”) and Indeck Energy Services, Inc. (“Indeck Energy” and together, the “Sellers”) completed the sale (the “Sale”) of 100% of the membership interests of Indeck Maine Energy, LLC (“Indeck Maine”) to Covanta Energy Corporation (the “Buyer”) for cash, pursuant to the terms and subject to the conditions of the Purchase and Sale Agreement, dated as of August 19, 2008, as amended on November 11, 2008 (the “Purchase and Sale Agreement”), by and among the Sellers, the Buyer, and for certain limited purposes, Indeck Maine.   The Purchase and Sale Agreement was filed by each of the Trusts as an exhibit to the definitive consent statements relating to the Sale that were filed with the Securities and Exchange Commission on December 2, 2008.

Ridgewood Maine is owned 50% by Ridgewood Electric Power Trust IV (“Trust IV”) and 50% by Ridgewood Electric Power Trust V (“Trust V”).  Each of Trust IV and Trust V (together, the “Trusts”) is managed by Ridgewood Renewable Power LLC (“RRP”) and is a “smaller reporting company”, as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.  Prior to the consummation of the Sale, Indeck Maine was owned by Ridgewood Maine and Indeck Energy.

Pursuant to the Purchase and Sale Agreement, at closing, the Buyer paid an aggregate of $53,857,696, in cash (the “Closing Payment”), which amount included (i) a payment for estimated net working capital of Indeck Maine of $3,019,687 as of the closing date, less (ii) payments of $1,105,118 for retention payments to, and $56,873 for accrued vacation time for, the on-site staff of Indeck Maine’s facilities.  The amount of the payment of the estimated working capital of Indeck Maine made on the closing date is subject to adjustment, generally to occur within 90 days following the closing, to reflect the difference between estimated net working capital at closing versus the actual net working capital determined by post-closing review.

The proceeds of the Sale are allocable among the Sellers pursuant to the Sellers Omnibus Agreement, as amended, by and among the Sellers and, for certain limited purposes, RRP (the “Sellers Omnibus Agreement”).  In the event that any amount is owed by the Buyer to the Sellers as a result of the estimated net working capital at the closing being less than the actual net working capital, such amount will be distributed as provided in the Sellers Omnibus Agreement.  In the event there is a working capital adjustment requiring the Sellers to make a true-up payment to the Buyers, such payment will be 55% paid by Ridgewood Maine and 45% by Indeck Energy.

In addition, at closing, Indeck Maine distributed to the Sellers certain accounts receivable resulting from the sale of Renewable Portfolio Standard Attributes (“RPS Attributes”) produced by the Indeck Maine facilities that have been delivered and not fully paid for as of closing, as well as produced but unsold RPS Attributes that are associated with electricity produced by Indeck Maine’s projects prior to closing (the “Pre-Closing REC Rights”).  Indeck Maine assigned these Pre-Closing REC Rights to Linwood 0708 LLC, a Delaware limited liability company managed by RRP and owned by Trust IV, to act as agent for the Sellers to collect amounts owed, or sell and collect amounts, relating to the Pre-Closing REC Rights.  Amounts collected as a result of the distributed accounts receivable and the Pre-Closing REC Rights will be distributed 45% to Indeck Energy and 55% to Ridgewood Maine.

RRP is controlled by Robert E. Swanson, who is the manager, chairman, and, together with his family trusts, owns all of the membership interests of RRP. Ridgewood Maine is managed by Ridgewood Penobscot Management Corp. (“Ridgewood Penobscot”), a corporation for which Mr. Swanson is the sole director. Prior to closing, Ridgewood Maine held a preferred interest in Indeck Maine, and Indeck Energy, which is not affiliated with the Trusts, RRP or Ridgewood Penobscot, held the subordinate interest in Indeck Maine. In addition to these interests, prior to closing, Ridgewood Maine and Indeck Energy held notes issued by Indeck Maine that were converted into senior preferred membership units in Indeck Maine as of the date of closing pursuant to the terms and conditions of the Sellers Omnibus Agreement.

Cautionary Statement Regarding Forward-looking Statements

This Current Report on Form 8-K includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and the “safe harbor” provisions thereof. These forward-looking statements are usually accompanied by the words “anticipates,” “believes,” “plan,” “seek,” “expects,” “intends,” “estimates,” “projects,” “will receive,” “will likely result,” “will continue,” “future” and similar terms and expressions.

These forward-looking statements reflect our current views with respect to future events. To make these statements, we have had to make assumptions as to the future.  We have also had to make estimates in some cases about events that have already occurred, and to rely on data that may be found to be inaccurate at a later time.  Because these forward-looking statements are based on assumptions, estimates and changeable data, and because any attempt to predict the future is subject to other errors, future results may be materially different from those discussed or anticipated in this report.  Some of the events that could cause actual results to differ materially from those anticipated include, among other things, actual transaction costs and expenses varying from estimated amounts.

You should not rely on these forward-looking statements without considering all of the things that could make them inaccurate.  We undertake no obligation to publicly revise these forward-looking statements to reflect events or circumstances that may arise after today. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this section.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RIDGEWOOD ELECTRIC POWER TRUST IV

Date:	December 23, 2008	By:	/s/ Jeffrey H. Strasberg
		Name:	Jeffrey H. Strasberg
		Title:	Executive Vice President and Chief Financial Officer